Exhibit 3.58

EXPEDITED AZ CORP. COMMISSION FILED	EXPEDITED AZ CORP. COMMISSION DELIVERED

MAR 29 3 51 PIl ‘95		[ILLEGIBLE]

APPR	[ILLEGIBLE]	FILED BY

DATE	3-29-95	TERM	[ILLEGIBLE]

TERM		DATE	[ILLEGIBLE]

DATE

ARTICLES OF INCORPORATION
OF
ALLIED WASTE INDUSTRIES (SOUTHWEST)
ARTICLE I
     The name of the corporation is Allied Waste Industries (Southwest), Inc. (the “Corporation”).
ARTICLE II
     The Corporation is to have perpetual existence.
ARTICLE III
     The purpose for which the Corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under the laws of the State of Arizona, as amended from time to time, and further to do such things as may be incident to, and necessary or appropriate to effect, any and all of such purposes.
ARTICLE IV
     The Corporation initially intends to conduct municipal solid waste collection, transportation and disposal businesses and all businesses related there to.
ARTICLE V
     The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $.01 per share.
ARTICLE VI
     The name and address of its initial Statutory Agent, bona fide resident of the State of Arizona for three years is: CT Corporation System, 3225 North Central Avenue, Phoenix, Arizona 85012.

ARTICLE VII
     The number of directors consisting the initial board of directors is two (2) . The number of the members of subsequent boards of directors shall be fixed by, or in the manner provided in the Bylaws of the Corporation. The names and addresses of the persons who will serve as directors until the first meeting of shareholders or until their success are elected and qualified are:

Thomas H. VanWeelden	7201 East Camelback Road
Suite #375
Scottsdale, Arizona 85251

Daniel J. Ivan	7201 East Camelback Road
Suite #375
Scottsdale, Arizona 85251
ARTICLE VIII
     The name and address of the incorporators are: Larry D. Henk, 7201 East Camelback Road, Suite #375, Scottsdale, Arizona 85251; H. Steven Uthoff, 7201 East Camelback Road, Suite #375, Scottsdale, Arizona 85251; and Thomas K. Kehoe, 935 West 175th Street, Suite #200, Homewood, Illinois 60430.

/s/ Larry D. Henk

Larry D. Henk, Vice President, Incorporator

/s/ H. Steven Uthoff

H. Steven Uthoff, Treasurer, Incorporator

/s/ Thomas K. Kehoe

Thomas K. Kehoe, Secretary, Incorporator
Dated this 8th day of February, 1995.
     CT Corporation System, having been designated to at as Statutory Agent, hereby consent to act in that capacity until removed or resignation is submitted in accordance with the Arizona Revised Statutes.

CT Corporation System

By	/s/ Cindy L. Parrinello

	Its	special asst. secy.